EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Stryve Foods, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share(3)	457(o)	—	—	$3,000,000	0.00015310	$460
	Equity	Pre-Funded Warrants to purchase Common Stock(3) (4)	457(g)	—	—	—	—	—
	Equity	Common Stock issuable upon exercise of the Pre-Funded Warrants(3)	457(o)	—	—	—	—	—
	Equity	Common Warrants to purchase Common Stock (4)	457(g)
	Equity	Common Stock issuable upon exercise of the Common Warrants	457(o)			$6,000,000	0.00015310	$919
	Equity	Placement Agent Warrants to purchase Common Stock (4)	457(g)
	Equity	Common Stock issuable upon exercise of the Placement Agents Warrants(5)	457(o)			$330,000	0.00015310	$51
	Total Offering Amounts					$9,330,000		$1,430
	Total Fees Previously Paid							3,204
	Total Fee Offsets							—
	Net Fee Due							$0*

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities registered hereunder include an indeterminate number of additional shares of Class A common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(3) The proposed maximum aggregate offering price of the Class A Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Class A Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Class A Common Stock and Pre-Funded Warrants (including the Class A common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $3.0 million.

(4) Pursuant to Rule 457(g) of the Securities Act, no separate registration fees are payable with respect to the warrants to purchase Class A common stock offered hereby since such warrants are being registered in the same registration statement as the Class A Common Stock.

(5) We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the Placement Agent Warrants by assuming that such warrants are exercisable at a per share exercise price equal to no less than 110% of the price per share of Class A Common Stock sold in this offering.

* Fee was previously paid.